Exhibit 99.1
GeoEye, Inc. Announces Receipt of Required Consents to Its Tender Offer and Consent Solicitation
for Its Senior Secured Floating Rate Notes Due 2012
     DULLES, Va., Sept. 28 — GeoEye, Inc. (NASDAQ: GEOY) announced today that it has received tenders and consents from the holders of $249.5 million in aggregate principal amount, or approximately 99.8 percent, of its outstanding $250 million Senior Secured Floating Rate Notes due 2012 (the “Notes”) as of the expiration of the consent payment deadline, which was September 24, 2009, at 5:00 p.m., New York City time (the “Consent Deadline”). This is pursuant to its previously announced tender offer and consent solicitation.
     The consents received exceeded the number required to approve the proposed amendments to the indenture under which the Notes were originally issued. Because the Consent Deadline has passed, Notes tendered and consents given may not be validly withdrawn or revoked whether tendered or given prior to or after the Consent Deadline. The terms of the tender offer and consent solicitation for the Notes are detailed in GeoEye’s Offer to Purchase and Consent Solicitation Statement dated September 11, 2009 (the “Offer to Purchase”).
     Under the terms of the Offer to Purchase, holders who tendered their Notes on or prior to the Consent Deadline will receive $1,070 per $1,000 in principal amount of the Notes validly tendered. Holders who tender their Notes after the Consent Deadline will receive $1,040 per $1,000 in principal amount of the Notes validly tendered. The tender offer is scheduled to expire at midnight, New York City time on October 8, 2009. GeoEye intends to redeem any Notes that remain outstanding after the expiration date of the tender offer on January 22, 2010 and to exercise its rights under the indenture to satisfy and discharge the indenture governing the Notes.
     Based on the consents received on the Consent Deadline, GeoEye and the trustee under the indenture have entered into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain event of default provisions and modify certain other provisions of the indenture. The supplemental indenture will become operative upon payment for Notes tendered on or prior to the Consent Deadline and accepted for purchase by GeoEye pursuant to the tender offer, which payment is expected to occur on or about October 9, 2009.
     The tender offer is conditioned upon the satisfaction or waiver by GeoEye of certain conditions set forth in the Offer to Purchase. If any of the conditions are not satisfied, GeoEye will not be obligated to accept for purchase, or to pay for, Notes tendered (and corresponding consents) and may delay the acceptance, for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, Notes so tendered.
     This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful. The tender offer is being made solely pursuant to the Offer to Purchase and related transmittal documents.
     Requests for documents may be directed to IPREO, the Information Agent, at (877) 746-3583 or (201) 499-3500.

     J.P. Morgan Securities Inc. has been engaged to act as Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities Inc. at (800) 245-8812.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the tender offer and any financing related thereto, growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of conditions to the tender offer, the ability to obtain financing on terms satisfactory to GeoEye and resulting in the receipt by GeoEye of proceeds in an amount sufficient finance the tender offer, and those risks and uncertainties described in “Risk factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and June 30, 2009, which we filed with the SEC on May 12, 2009 and Aug. 10, 2009, respectively. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at (703) 480-7500.